CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 54 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 14, 1999, relating to the financial statements and financial highlights appearing in the June 30, 1999 Annual Report to Shareholders of the Kaminski Poland Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Highlights" in the Prospectus and under the heading "General Information" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 1, 1999